Exhibit (n)(1)

Consent of Independent Registered Public Accounting  Firm

We consent to the use of our report dated February 28, 2025, with respect to the financial statements of Fundrise Real Estate Interval Fund II, LLC, included herein and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the Prospectus and the Statement of Additional Information filed on Form N-2.

Philadelphia, Pennsylvania
July 11, 2025